CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Experts" and "Financial Statements for the Company" in Pre-effective Amendment No. 1 to the Registration Statement (Form N-4 No. 333-51955) and Post-effective Amendment No. 6 to the Registration Statement (Form N-4 No. 811-08017) and related Prospectus of Annuity Investors Variable Account B and to the use of our reports (a) dated March 2, 1998, with respect to the statutory-basis financial statements of Annuity Investors Life Insurance Company and (b) dated February 3, 1998, with respect to the financial statements of Annuity Investors Variable Account B, both included in the Registration Statement (Form N-4) filed with the Securities and Exchange Commission on July 6, 1998.



                                                              Ernst & Young LLP



Cincinnati, Ohio
July 1, 1998